                                                                      EXHIBIT 12

                    LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES

 COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED
             FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                    FOR THE NINE                                                                FOR THE NINE
                                    MONTHS ENDED                                                                MONTHS ENDED
                                      JUNE 30,                   FOR THE YEAR ENDED SEPTEMBER 30,               SEPTEMBER 30,
                                        2001            2000           1999           1998           1997           1996
                                    ------------      --------       --------       --------       --------     ------------
Income (Loss) From Continuing
Operations Before Income
Taxes and Losses From Equity
Investments                           $(10,203)       $  2,388       $  3,828       $  1,466       $    573       $   (161)
Less Interest Capitalized
During the Period                           16              20             20             17             14             14
Add Fixed Charges                          635             667            612            441            393            273
                                      --------        --------       --------       --------       --------       --------
   Total Earnings (Loss)              $ (9,584)       $  3,035       $  4,420       $  1,890       $    952       $     98
                                      ========        ========       ========       ========       ========       ========
Fixed Charges (1)
Total Interest Expense
Including Capitalized Interest        $    481        $    434       $    428       $    298       $    281       $    210
Interest Portion of Rental
Expenses                                   154             233            184            143            112             63
                                      --------        --------       --------       --------       --------       --------
   Total Fixed Charges                $    635        $    667       $    612       $    441       $    393       $    273
Preferred Stock Dividend
Requirements (2) and
Amortization of Preferred
Stock Issuance Costs                        --              --             --             --             --             --
                                      --------        --------       --------       --------       --------       --------
   Combined Fixed Charges and
   Preferred Stock Dividend
   Requirements                       $    635        $    667       $    612       $    441       $    393       $    273
                                      ========        ========       ========       ========       ========       ========
Ratio of Earnings to Fixed
Charges (3)                                 --             4.6            7.2            4.3            2.4             --
Ratio of Earnings to Combined
Fixed Charges and Preferred
stock Dividend Requirements(3)              --             4.6            7.2            4.3            2.4             --

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(1)  Fixed charges consist of interest expenses on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor.

(2) Preferred stock dividend requirements consist of amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock.

(3) Our earnings were insufficient to cover our fixed charges and our combined fixed charges and preferred stock dividend requirements, in each case, by $10,219 million during the nine months ended June 30, 2001 and by $175 million during the nine months ended September 30, 1996.